                                                                   Exhibit 10.42

                            ASSET PURCHASE AGREEMENT

                  Dated as of September 21, 1998, by and among


                             Waste Connections, Inc.
                         Waste Connections of Utah, Inc.
                          Country Garbage Service Inc.
                                   Jay Mecham
                                 Karl Bankowski
                                  Robert Lopez



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                                TABLE OF CONTENTS

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

1.      PURCHASE AND SALE OF ASSETS........................................................  1
        1.1.    Sale and Transfer of Assets................................................  1
        1.2.    Assumption by Buyer of Certain Contracts...................................  2
        1.3.    Excluded Liabilities.......................................................  2
        1.6.    Certain Taxes..............................................................  3
        1.7.    Allocation of Purchase Price...............................................  3

2.      CLOSING TIME AND PLACE.............................................................  3

3.      REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
        SHAREHOLDERS.......................................................................  4
        3.1.    Standing and Authority for the Business....................................  4
        3.2.    All Assets Being Acquired..................................................  4
        3.3.    Authority for Agreement....................................................  4
        3.4.    No Breach or Default.......................................................  4
        3.5.    [INTENTIONALLY OMITTED]....................................................  5
        3.6.    Liabilities................................................................  5
        3.7.    Conduct of the Business....................................................  5
        3.8.    Permits and Licenses.......................................................  5
        3.9.    Affiliate..................................................................  7
        3.12.   Contracts and Agreements; Adverse Restrictions.............................  8
        3.13.   Personnel..................................................................  8
        3.14.   Benefit Plans and Union Contracts..........................................  8
        3.15.   Taxes...................................................................... 10
        3.16.   Copies Complete; Consents and Approvals.................................... 10
        3.17.   Customers, Billings, Current Receipts and Receivables...................... 10
        3.18.   Brokers; Finders........................................................... 11
        3.19.   Closing Date Debt.......................................................... 11
        3.20.   Compliance With Laws....................................................... 11
        3.21.   Patents, Trademarks, Trade Names, etc...................................... 12
        3.22.   Assets, etc., Necessary to the Business.................................... 12
        3.23.   Suppliers and Customers.................................................... 12
        3.24.   Absence of Certain Business Practices...................................... 12
        3.25.   Disclosure Schedules....................................................... 13
        3.26.   No Misleading Statements................................................... 13
        3.27.   Accurate and Complete Records.............................................. 13
        3.28.   Knowledge.................................................................. 13
        3.29.   Investment Representations................................................. 13
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
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
4.      REPRESENTATIONS AND WARRANTIES OF WCI AND BUYER.................................... 15
        4.1.    Existence and Good Standing................................................ 15
        4.2.    No Contractual Restrictions................................................ 15
        4.3.    Authorization of Agreement................................................. 15
        4.4.    Status of Shares........................................................... 15
        4.5.    No Misleading Statements................................................... 16

5.      CLOSING DELIVERIES................................................................. 16
        5.1.    WCI's and Buyer's Deliveries............................................... 16
        5.2.    Seller's Deliveries........................................................ 16

6.      ADDITIONAL COVENANTS OF WCI, BUYER, AND SELLER..................................... 17
        6.1.    Confidentiality............................................................ 17
        6.2.    Brokers and Finders Fees................................................... 17
        6.3.    Consents................................................................... 17

7.      INDEMNIFICATION.................................................................... 17
        7.1.    Indemnity by Seller, the Shareholders...................................... 17
        7.2.    Limitations on Seller's and the Shareholders' Indemnities.................. 18
        7.3.    Notice of Indemnity Claim.................................................. 18
        7.4.    Survival of Representations, Warranties and Agreements..................... 20
        7.5.    No Exhaustion of Remedies or Subrogation; Right of Set Off................. 20

8.      OTHER POST-CLOSING COVENANTS OF SELLER, THE
        SHAREHOLDERS, WCI AND BUYER........................................................ 20
        8.1.    Restrictive Covenants...................................................... 20
        8.2.    Rights and Remedies Upon Breach............................................ 22

9.      GENERAL............................................................................ 23
        9.1.    Additional Conveyances..................................................... 23
        9.2.    Assignment................................................................. 23
        9.3.    Public Announcements....................................................... 23
        9.4.    Counterparts............................................................... 24
        9.5.    Notices.................................................................... 24
        9.6.    Attorneys' Fees............................................................ 24
        9.7.    Applicable Law............................................................. 24
        9.8.    Payment of Fees and Expenses............................................... 24
        9.9.    Incorporation by Reference................................................. 25
        9.10.   Captions................................................................... 25
        9.11.   Number and Gender of Words................................................. 25
        9.12.   Entire Agreement........................................................... 25
        9.13.   Waiver..................................................................... 25

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
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

        9.14.   Construction............................................................... 25


                                      iii

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                            ASSET PURCHASE AGREEMENT


        ASSET PURCHASE AGREEMENT, dated as of September __, 1998, entered into by and among Waste Connections, Inc., a Delaware corporation ("WCI"), Waste Connections of Utah, Inc., a Delaware corporation ("BUYER"), Country Garbage Service Inc., a Utah corporation ("SELLER"), and Jay Mecham, Karl Bankowski and Robert Lopez (the "SHAREHOLDERS").

        WHEREAS, Seller is engaged in the collection and transportation of solid waste in Cities of Levan, Mona, Santaquin, Rocky Ridge and Moab City, Utah, and in certain unincorporated areas in Salt Lake, Utah and Tuab Counties, Utah, and other related activities (collectively, the "BUSINESS");

        WHEREAS, the Shareholders own all of the issued and outstanding Capital Stock of the Seller; and

        WHEREAS, Buyer wishes to purchase, and Seller wishes to sell certain assets that are necessary to operate the Business;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

        1.     PURCHASE AND SALE OF ASSETS.

               1.1. Sale and Transfer of Assets. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing on the Closing Date (as defined below) Seller shall convey, transfer, deliver and assign to Buyer, and Buyer shall accept from Seller all of the assets listed on Schedule
1.1 (collectively, the "ASSETS"), including without limitation:

                      (a) the trucks and containers used primarily in connection with the ownership,operation and management of the Business;

                      (b) all contracts, leases, agreements, customer accounts, commitments and arrangements specifically identified in Schedule 3.12(a) as contracts contemplated to be assumed by Buyer pursuant to this Agreement (the "ASSUMED CONTRACTS");

                      (c) all permits, licenses, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents from any and all governmental authorities constituting a material authorization or entitlement or otherwise material to the operation or management of the Business owned by, issued to, or held by or otherwise benefiting Seller (the "GOVERNMENTAL PERMITS");

                      (d) all customer lists of Seller relating to the Business;

                      (e) the logos, trade names, fictitious business names and service marks of Seller, including without limitation, the right to use the name "Country Garbage Service";

                      (f) the goodwill of the Business;

                      (g) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any of the Assets and all books and records primarily in connection with the operation of the Business; and

                      (h) All operating and financial records relating to the Business, including without limitation all ledgers, books of account, deprecation schedules, inventory information, records relating to payables and receivables, cancelled checks, bank statements, equipment records, maintenance records, disposal records and information concerning customers.

Notwithstanding the foregoing, Buyer shall not acquire any of the assets listed on Schedule 3.2 (the "EXCLUDED ASSETS").

               1.2. Assumption by Buyer of Certain Contracts. Buyer hereby assumes and agrees to pay, perform and discharge in a timely manner, effective the day after the Closing Date all of the obligations and commitments of Seller accruing after the Closing Date under or with respect to each Assumed Contract, but not including any obligation or liability for any breach thereof occurring on or prior to the Closing Date.

               1.3. Excluded Liabilities. Notwithstanding the provisions of
Section 1.2 or any other provision hereof or any Schedule or Exhibit hereto and regardless of any disclosure to Buyer, Buyer shall not assume or be bound by any other duties, responsibilities, obligations, indebtedness or other liabilities of Seller or to which Seller or any of the Assets or the Business may be bound or affected, of whatever kind or nature, whether known, unknown, contingent or otherwise, arising before, on or after the Closing Date (including without limitation trade payables and taxes arising from the operation of the Business or the sale of the Assets) except, as to obligations and liabilities arising after the Closing Date only, those obligations and liabilities expressly assumed by Buyer pursuant to Section 1.2 (the "EXCLUDED LIABILITIES").

               1.4. Purchase Price. The purchase price (the "PURCHASE PRICE") for the Assets shall be Four Hundred Fifty Thousand Dollars ($450,000), (i) minus the Closing Date Debt. The Purchase Price shall be paid as provided in
Section 1.5.

               1.5. Payment of Purchase Price. The Purchase Price shall be payable as follows:



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

                      (a) Two Hundred Twenty-Five Thousand Dollars ($225,000),

               minus the Closing Date Debt, in cash to the Seller at the Closing by wire transfer or check payable in clearinghouse funds. WCI shall pay the Closing Date Debt by wire transfer to the holders of such debt.

                      (b) A number of shares (the "SHARES") of the WCI's Common
               Stock, $0.01 par value (the "WCI STOCK"), which shall be delivered by WCI to the Shareholders at the Closing determined as follows: The number of Shares shall be an amount equal to one million One Hundred Fifty-Five Thousand Dollars ($225,000) divided by the Average Closing Price (as hereinafter defined). The Average Closing Price (the "AVERAGE CLOSING PRICE") is the average of the closing price of WCI Stock as quoted on the NASDAQ Stock Market for the five (5) successive trading days for which a closing price is quoted ending on the fifth trading day prior to the Closing Date. The Average Closing Price and the number of shares of WCI Stock to be delivered at the Closing shall be appropriately adjusted in the event of any change in WCI Stock between the first day for which a closing price is quoted in determining the Average Closing Price and the Closing Date, including without limitation any stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger or consolidation. WCI shall not be obligated to issue any fractional shares of WCI Stock, but shall instead pay the Shareholders cash in lieu of any fractional share equal to the Average Closing Price multiplied by the fraction of a share of WCI Stock that would otherwise be issued;

               1.6. Certain Taxes. Seller shall pay any and all sales, use, excise, transfer and conveyance taxes payable or assessable in connection with or as a result of the transfer of the Assets under the terms of this Agreement and the transactions contemplated hereby. Buyer shall not be responsible for any business, occupation, withholding, possessory interest or similar tax or assessment or any other tax or fee of any kind relating to any period on or prior to the Closing Date with respect to Seller, the Assets or the ownership, operation or management of the Business.

               1.7. Allocation of Purchase Price. Ten Thousand Dollars ($10,000) of the Purchase Price shall be allocated to the covenant not to compete described in Section 7.1(a).

        2.     CLOSING TIME AND PLACE

        Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "CLOSING") shall take place at such time on September __, 1998 (the "CLOSING DATE"), at the offices of Shartsis, Friese & Ginsburg LLP, in San Francisco, California, or through an exchange of consideration and signed documents using overnight courier service. At the Closing, Buyer and Seller shall deliver to each other the documents, instruments and other items described in Section 5 of this Agreement. For financial reporting



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purposes, the Closing will be deemed effective September 1, 1998.

        3.     REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
               SHAREHOLDERS

        Seller and the Shareholders, jointly and severally, (i) represent and warrant that each of the following representations and warranties is true as of the Closing Date, and (ii) agree that such representations and warranties shall survive the Closing.

               3.1. Standing and Authority for the Business. Seller is duly organized, validly existing and in good standing under the laws of the State of Utah. Seller has full power and authority to own and lease the Assets and to carry on the Business as now conducted. Seller is not required to be qualified or licensed to conduct business as a foreign company in any other jurisdiction where the failure to qualify would have a material adverse effect on the Seller.

               3.2. All Assets Being Acquired. The Assets being acquired by Buyer hereunder constitute all of the assets of Seller used and necessary to conduct and operate the Business as presently conducted and operated (other than certain assets set forth on Schedule 3.2, which are the Excluded Assets).

               3.3. Authority for Agreement. Seller and each of the Shareholders have full right, power and authority to enter into this Agreement and to perform its or his obligations hereunder. The execution and delivery of this Agreement by Seller has been duly authorized by Seller's managers and/or members. This Agreement has been duly and validly executed and delivered by Seller and each of the Shareholders and, subject to the due authorization, execution and delivery by WCI and Buyer, constitutes the legal, valid and binding obligation of Seller and each of the Shareholders, enforceable against Seller and each of the Shareholders in accordance with its terms.

               3.4. No Breach or Default. Except as disclosed on Schedule 3.4, the execution and delivery by Seller and each of the Shareholders of this Agreement, and the consummation by Seller and each of the Shareholders of the transactions contemplated hereby, will not:

                      (a) result in the breach of any of the terms or conditions of, or constitute a default under, or allow for the acceleration or termination of, or in any manner release any party from any obligation under, any mortgage, lease, note, bond, indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which Seller or any of the Shareholders is a party, or by which Seller or the Assets, are or may be bound or affected; or

                      (b) violate any law or any order, writ, injunction or decree of any court, administrative agency or governmental authority, or require the approval, consent or permission of any governmental or regulatory authority;



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                      (c) violate the Articles of Organization of Seller; or

                      (d) violate any agreements to which any Shareholder is a party relating to the Assets and the Business.

               3.5.   [INTENTIONALLY OMITTED]

               3.6. Liabilities. There are no material liabilities related to the Assets, except those described on Schedule 3.6, Part I hereto. There are no claims, suits or proceedings pending against the Seller relating to the Assets, except those described on Schedule 3.6, Part II hereof. There are no liens, claims, or encumbrances secured by any of the Assets, except those listed on
Schedule 3.6, Part III hereof. Part IV of Schedule 3.6 lists, as of the Closing Date and to the extent not otherwise included in Part I or Part III of Schedule 3.6, all real property and material personal property leasehold interests to which Seller are a party as lessor or lessee relating to the Business or affecting or relating to any Facility Property (as described in Section 3.8), including a description of the nature and principal terms of such leasehold interest and the identity of the other party thereto.

               3.7. Conduct of the Business. Except as set forth on Schedule 3.7, since the August 24, 1998 (the "LETTER OF INTENT DATE") and prior to the
Closing:

                      (a) The Business has been conducted only in the ordinary course of business consistent with past practices; and

                      (b) There has been no change in Seller's financial condition, the Assets, liabilities (contingent or otherwise), income or operations of Seller relating to the Business other than changes in the ordinary course of business, none of which either singly or in the aggregate has been materially adverse, or which could have a material adverse effect on the financial condition, Assets, liabilities (contingent or otherwise), income or operations of the Business.

               3.8.   Permits and Licenses.

                      (a) Schedule 3.8(a) is a full and complete list, and includes copies, of all material permits, licenses, franchises, titles (including motor vehicle titles and current registrations), fuel permits, zoning and land use approvals and authorizations, including, without limitation, any conditional or special use approvals or zoning variances, occupancy permits, and any other similar documents constituting a material authorization or entitlement or otherwise material to the operation of the Business by Seller (collectively the "GOVERNMENTAL PERMITS") owned by, issued to, held by or otherwise benefiting Seller as of the Closing Date. The status of the Governmental Permits related to the disposal areas owned or used by Seller, including, without limitation, any conditions thereto and, if applicable, the expiration dates thereof, are also described in Schedule 3.8(a). Schedule 3.8(a) also sets forth the name of any governmental agency from whom



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        Seller or Buyer must obtain consent (the "REQUIRED GOVERNMENTAL
        CONSENTS") in order to effect a direct or indirect transfer of the Governmental Permits required as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth on
        Schedule 3.8(a), all of the Governmental Permits enumerated and listed on Schedule 3.8(a) are and will be adequate for the operation of the Business of Seller and of each Facility Property as presently operated and are valid and in full force and effect. All of said Governmental Permits and agreements have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the knowledge of Seller, threatened which may result in the revocation, cancellation, suspension or adverse modification of any of the same. Seller has no knowledge of any reason why all such Governmental Permits and agreements will not remain in effect after consummation of the transactions contemplated hereby.

                      (b) As part of Schedule 3.8(a), Seller has delivered to
        Buyer: (i) all records, notifications, reports, permit and license applications, engineering and geologic studies, and environmental impact reports, tests or assessments (collectively, "RECORDS, NOTIFICATIONS AND REPORTS") that (A) are material to the operation of the Business, or (B) relate to the discharge or release of materials into the environment and/or the handling or transportation of waste materials or hazardous or toxic substances or otherwise relate to the protection of the public health or the environment, or (C) were filed with or submitted to appropriate governmental agencies during the past five years by Seller or their agents, and (ii) all material notifications from such governmental agencies to Seller or their agents in response to or relating to any of such Records, Notifications and Reports.

                      (c) Schedule 3.8(c) lists, as of the Closing Date, each facility leased, operated or otherwise used by Seller for the Business, the lease, operation or use of which is being transferred to, assumed by or otherwise acquired directly or indirectly by Buyer pursuant to this Agreement (each, a "FACILITY" and collectively, the "FACILITIES"). Except as otherwise disclosed on Schedule 3.8(c):

                             (i) Each Facility is fully licensed, permitted and
               authorized to carry on its current business under all applicable federal, state and local statutes, orders, approvals, zoning or land use requirements, rules and regulations and no Facility is a non-conforming use or otherwise subject to any restrictions regarding reconstruction.

                             (ii) All activities and operations at each Facility
               are being and have been conducted in compliance in all material respects with the requirements, criteria, standards and conditions set forth in all applicable federal, state and local statutes, orders, approvals, permits, zoning or land use requirements and restrictions, variances, licenses, rules and regulations.

                             (iii) Each Facility is located on real property
               owned or leased by



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

               Seller (each a "FACILITY PROPERTY"). The Facility Properties leased by Seller consist only of one parcel where the Business offices are located and two parcels where Seller's trucks and equipment are stored.

                             (iv) To Seller's knowledge, there are no
               circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any Facility's site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any Facility owned by Seller, any of the Shareholders or any Affiliate (as hereinafter defined) of any of the Shareholders and leased to Seller to be used in the Business after the Closing, and to the knowledge of Seller there are no circumstances, conditions or reasons which are likely to be the basis for revocation or suspension of any site assessments, permits, licenses, consents, authorizations, zoning or land use permits, variances or approvals relating to any such Facility.

                      (d) Seller does not currently own, operate or control, and has never in the past owned, operated or controlled, any landfill or treatment, storage or disposal facility.

               3.9. Affiliate. For purposes of this Agreement, the term "AFFILIATE" means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such person, and in the case of Seller includes each Seller's father, mother, grandfather, grandmother, brothers, sisters, children and grandchildren, and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.

               3.10.  Fixed Assets.

                      (a) Schedule 3.10(a) lists, as of the Closing Date, substantially all the fixed assets (other than real estate) of Seller used in the Business, including, without limitation, identification of each vehicle by description and serial number, identification of machinery, equipment and general descriptions of parts, supplies and inventory. Except as described on Schedule 3.10(a), all of Seller's containers, vehicles, machinery and equipment necessary for the operation of the Business are in good working order and condition, normal wear and tear excepted, and all of the motor vehicles and other rolling stock of Seller are in material compliance with all applicable laws, rules and regulations. All such vehicles, machinery and equipment are substantially fit for the purposes for which they are utilized and are free from defects which could cause them to fail. All leases of fixed assets are in full force and effect and binding upon the parties thereto; neither Seller nor any other party to such leases is in breach of any of the material provisions thereof.

                      (b) Seller has good, valid and marketable title to all personal properties and assets, tangible and intangible, actually used or necessary for the conduct of the Business, free of any encumbrance or charge of any kind except: (i) liens for current taxes



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

        not yet due; and (ii) minor imperfections of title and encumbrances, if any, that are not substantial in amount, do not materially detract from the value of the property subject thereto, do not materially impair the value of the Business or the Assets, and have arisen only in the ordinary course of business and consistent with past practice. There are and as of the Closing Date will be no leases, occupancy agreements, options, rights of first refusal or any other agreements or arrangements, either oral or written, that create or confer in any person or entity the right to acquire, occupy or possess, now or in the future, any Assets, or any portion thereof, or create in or confer on any person or entity any right, title or interest therein or in any portion thereof.

               3.11. Acquisition/Disposal of Assets. Except as indicated on
Schedule 3.11, since the Letter of Intent Date, Seller has not acquired or sold or otherwise disposed of any properties or assets which, singly or in the aggregate, have a value in excess of $5,000, or which are material to the operation of the Business as presently conducted.

               3.12. Contracts and Agreements; Adverse Restrictions; Judgments, Orders, Etc.

                      (a) Schedule 3.12(a) lists, as of the Closing Date, and includes copies of, all insurance policies, material contracts and agreements relating to the Business to which Seller is a party or by which any of the Assets is bound (including,but not limited to, joint venture or partnership agreements, contracts with any labor organizations, promissory notes, loan agreements, bonds, mortgages, deeds of trust, liens, pledges, conditional sales contracts or other security agreements) (the "Assumed Contracts"). Except as disclosed on
        Schedule 3.12(a), all such contracts and agreements included in Schedule 3.12(a) are and on the Closing Date shall be in full force and effect and binding upon the parties thereto. Except as described or cross referenced on Schedule 3.12(a), neither Seller nor, to Seller's or any of the Shareholders' knowledge, any other parties to such contracts and agreements is in breach thereof, and none of the parties has threatened to breach any of the material provisions thereof or notified Seller or any of the Shareholders of a default thereunder, or exercised any options thereunder.

                      (b) Except as set forth on Schedule 3.12(b), there is no outstanding judgment, order, writ, injunction or decree against Seller, the result of which could materially adversely affect Seller, the Business or any of the Assets, nor has Seller been notified that any such judgment, order, writ, injunction or decree has been requested.

               3.13. Personnel. Schedule 3.13 is a complete list, as of the Closing Date,of all employees (by type or classification) of Seller relating to the Business and their respective rates of compensation, including (i) the portions thereof attributable to bonuses, (ii) any other salary, bonus, equity participation, or other compensation arrangement made with or promised to any of them, and (iii) copies of all employment agreements with employees. Schedule
3.13 also lists the driver's license number for each driver of motor vehicles used in the Business.

               3.14.  Benefit Plans and Union Contracts.



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

                      (a) Schedule 3.14(a) is a complete list as of the Closing Date, and includes complete copies, of all employee benefit plans and agreements currently maintained or contributed to by Seller relating to the Business, including employment agreements and any other agreements containing "golden parachute" provisions, retirement plans, welfare benefit plans and deferred compensation agreements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Closing Date. Except for the employee benefit plans described on Schedule 3.14(a), Seller has no other pension, profit sharing, deferred compensation, or other employee benefit plans or arrangements with any party. Except as disclosed on Schedule 3.14(a), all employee benefit plans listed on
        Schedule 3.14(a) are fully funded and in substantial compliance with all applicable federal, state and local statutes, ordinances and regulations. All such plans that are intended to qualify under Section 401(a) of the Internal Revenue Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.14(a). All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including , but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of
        Schedule 3.14(a). All employee benefit plans listed on such Schedule have been operated in accordance with the terms and provisions of the plan documents and all related documents and policies. Seller has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or U.S. Department of Labor nor any liability to the Pension Benefit Guaranty Corporation for any employee benefit plan, nor have Seller, nor party-in-interest or disqualified person, engaged in any transaction or other activity which would give rise to such liability. Seller has not participated in or made contributions to any "multi-employer plan" as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"), nor would Seller be subject to any withdrawal liability with respect to such a plan if any such employer withdrew from such a plan immediately prior to the Closing Date. No employee pension benefit plan is under funded on a termination basis as of the date of this Agreement.

                      (b) Schedule 3.14(b) is a complete list, as of the Closing Date, and includes complete copies of all union contracts and agreements between Seller and any collective bargaining group relating to the Business. In the operation of the Business, Seller has complied in all material respects with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending nor, to Seller's or the Shareholders' knowledge, is there any charge threatened against Seller relating to the Business before any court or agency and alleging unlawful discrimination in employment practices. There is no charge of or proceeding with regard to any unfair labor practice relating to the Business that is pending before the National Labor Relations Board. There is no labor strike, dispute, slow down or stoppage as of the Closing Date, existing or threatened against Seller relating to the Business; no union organizational activity exists respecting employees of Seller relating to the Business not currently subject to a collective bargaining agreement; except as set forth on Schedule 3.14(b), the Business has not experienced any work stoppage or material labor difficulty; the union contracts or other agreements delivered as part of Schedule 3.14(b) constitute all agreements with the unions or other collective bargaining groups relating to the Business, and there are no other arrangements or established practices relating to the employees covered by any collective bargaining agreement; and Schedule 3.14(b) contains as of the Closing Date a list of all arbitration or grievance proceedings relating to the Business that have occurred since the Letter of Intent Date. No one has petitioned within the last five years, and no one is now petitioning, for union representation of any employees of Seller relating to the Business. Seller has not experienced any labor strike, slow-down, work stoppage, or other job action during the last five years relating to the Business.

               3.15.  Taxes.

                      (a) Seller has timely filed all requisite federal, state, local and other tax and information returns due for all fiscal periods ended on or before the Closing Date. All such returns are accurate and complete. Except as set forth on Schedule 3.15, there are no open years, examinations in progress, extensions of any statute of limitations or claims against Seller relating to federal, state, local or other taxes (including penalties and interest) for any period or periods prior to and including the Closing Date and no notice of any claim for taxes has been received. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal income, and state franchise, income and sales tax returns of Seller for the last three fiscal years are attached as part of Schedule 3.15. Seller has not been contacted by any federal, state or local taxing authority regarding a prospective examination.

                      (b) Except as set forth on Schedule 3.15 (which schedule also includes the amount due) Seller has duly paid all taxes and other related charges required to be paid prior to the Closing Date. The reserves for taxes contained in the Financial Statements are adequate to cover the tax liability of Seller as of the Closing Date.

                      (c) Seller has withheld all required amounts from their employees for all pay periods in full and complete compliance with the withholding provisions of applicable federal, state and local laws. All required federal, state and local and other returns with respect to income tax withholding, social security, and unemployment taxes have been duly filed by Seller for all periods for which returns are due, and the amounts shown on all such returns to be due and payable have been paid in full.

               3.16. Copies Complete; Consents and Approvals. Except as disclosed on Schedule 3.16, the copies of all leases, instruments, agreements, licenses, permits, certificates or other documents that have been delivered to Buyer in connection with the transactions contemplated hereby are complete and accurate as of the Closing Date and are true and correct copies of the originals thereof. None of such leases, instruments, agreements, licenses, permits, certificates or other documents requires notice to, or consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby, except such consents and approvals as are listed on
Schedule 3.16, all of which will have been obtained prior to the Closing Date.

               3.17. Customers, Billings, Current Receipts and Receivables.
Schedule 3.17 is a current, accurate and complete list of, and includes the customers of the Business that Seller serves on an ongoing basis, including name, location and current billing rate, as of the Closing Date. Since the Letter of Intent Date, Seller has not lost any customers and no customers have threatened or otherwise informed Seller that they intend to discontinue doing business with Seller. Seller has no knowledge of any intention of any of such customers that operates a coal mine to terminate or reduce the scope of its operations at the locations served by the Business, and none of such customers has indicated to Seller that it is considering terminating or reducing the scope of any of its operations at any of such locations.

               3.18. Brokers; Finders. No person has acted directly or indirectly as a broker, finder or financial advisor for Seller or the Shareholders in connection with the transactions contemplated by this Agreement and no person is entitled to any broker's, finder's, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or the Shareholders.

               3.19. Closing Date Debt. At the Closing, Seller shall prepare and deliver to Buyer Schedule 3.19, which shall set forth the amount of (i) the aggregate debt (excluding trade payables) of Seller outstanding on the Closing Date relating to the Business, which debt will be repaid at or immediately after the Closing Date, including in each case all interest accrued through and including the Closing Date and all prepayment penalties to be incurred in connection with the repayment of any such debt required to be repaid, plus (ii) the present value of all capitalized lease obligations (determined in accordance with generally accepted accounting principles) included in the Assumed Contracts or encumbering the Assets and (iii) the present value, discounted at the lease rate factor, if known, inherent in the lease or, if the lease rate factor is not known, at the rate charged to Seller by a third party lender in connection with its most recent borrowing to finance equipment, of all lease obligations that are not capitalized lease obligations included in the Assumed Contracts or encumbering the Assets (the "CLOSING DATE DEBT").

               3.20. Compliance With Laws. Except as disclosed on Schedule 3.20, Seller has materially complied with, and Seller is presently in material compliance with, federal, state and local laws, ordinances, codes, rules, regulations, Governmental Permits, orders, judgments, awards, decrees, consent judgments, consent orders and requirements applicable to Seller relating to the Business (collectively "LAWS"), including, but not limited to, Laws relating to the public health, safety or protection of the environment (collectively, "ENVIRONMENTAL LAWS"). Except as disclosed on Schedule 3.20, there has been no assertion by any party that Seller is in material violation of any Laws. Specifically and without limiting the generality of the foregoing, except as disclosed on Schedule 3.20:

                      (a) Except as permitted under applicable laws and regulations, including, without limitation, the Federal Resource Conservation Recovery Act, 42 USC Section 6901 et seq. ("RCRA"), the Business has not accepted, processed, handled, transferred, generated, treated, stored or disposed of any Hazardous Material (as defined in Section 3.20(e) below) nor has it accepted, processed, handled, transferred, generated, treated, stored or disposed of asbestos, medical waste, radioactive waste or municipal waste, except in compliance with Environmental Laws.

                      (b) During Seller's leasing of the Facility Property leased by Seller and prior to Seller's leasing of such Facility Property, no Hazardous Material, other than that allowed under Environmental Laws, including, without limitation, RCRA, has been disposed of, or otherwise released on any Facility Property.

                      (c) During Seller's leasing of the Facility Property leased by Seller and prior to Seller's leasing of such Facility Property, no Facility Property has ever been subject to nor has Seller received any notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Material in, under, upon or emanating from any Facility Property. There are no pending and no threatened actions or proceedings from any governmental agency or any other entity involving remediation of any condition of any Facility Property, including, without limitation, petroleum contamination, pursuant to Environmental Laws.

                      (d) Except as allowed under Environmental Laws, the Business has not knowingly sent, transported or arranged for the transportation or disposal of any Hazardous Material, to any site, location or facility.

                      (e) As used in this Agreement, "HAZARDOUS MATERIAL" shall mean (i) any substances defined as "HAZARDOUS WASTE" in 40 CFR 261, and in any corresponding Utah statute or regulation; and (ii) any substance the presence of which requires remediation pursuant to any Environmental Laws.

               3.21. Patents, Trademarks, Trade Names, etc. Schedule 3.21 lists all patents, trade names, fictitious business names, trademarks, service marks, and copyrights owned by Seller or which they are licensed to use in connection with the Business (other than licenses to use software for personal computer operating systems that were provided when the computer was purchased and licenses to use software for personal computers that are granted to retail purchasers of such software). No patents, trade secrets, know-how, intellectual property, trademarks, trade names, assumed names, copyrights, or designations used by Seller in the Business infringe on any patents, trademarks, or copyrights, or any other rights of any person. Neither Seller nor any of the Shareholders knows or has any reason to believe that there are any claims of third parties to the use of any such names or any similar name, or knows of or has any reason to believe that there exists any basis for any such claim or claims.

               3.22. Assets, etc., Necessary to the Business. Seller owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and, except as disclosed on Schedules 3.4, 3.8(a), 3.12(a) and 3.16, are a party to all Governmental Permits and other agreements necessary to permit Seller to carry on the Business as presently conducted.

               3.23. Suppliers and Customers. Seller has no knowledge of any fact (other than general economic and industry conditions) which indicates that any of the suppliers supplying products, components, materials or providing use of, or access to, landfills or disposal sites to Seller intends to cease providing such items to Seller, nor does Seller have knowledge of any fact (other than general economic and industry conditions) which gives Seller reason to believe that any of the customers of the Business intends to terminate, limit or reduce its business relations with Seller relating to the Business.

               3.24. Absence of Certain Business Practices. Neither Seller nor any of the Shareholders has directly or indirectly within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Business in connection with any actual or proposed transaction which
(a) might subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have had an adverse effect on the financial condition, business or results of operations of the Business, or (c) if not continued in the future, might adversely affect the financial condition, business or operations of the Business or which might subject Buyer to suit or penalty in any private or governmental litigation or proceeding.

               3.25. Disclosure Schedules. Any matter disclosed by Seller on any Schedule to this Agreement shall be deemed to have been disclosed on every other Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed.

               3.26. No Misleading Statements. The representations and warranties of Seller and the Shareholders contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to Buyer and their representatives pursuant hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

               3.27. Accurate and Complete Records. The books, ledgers, financial records and other records of Seller relating to the Business:

                      (a) have been made available to Buyer and its agents at Seller's offices or at the offices of Buyer's attorneys or Seller's attorneys;

                      (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations; and

                      (c) are accurate and complete in all material respects, and reflect all material transactions.

               3.28. Knowledge. Wherever reference is made in this Agreement to the "KNOWLEDGE" of Seller, such term means the actual knowledge of Seller or any knowledge which should have been obtained by Seller.

               3.29. Investment Representations. Each of the Shareholders further represent that:

                      (a) Each of the Shareholders are "accredited investors" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Act"). Seller and each of the Shareholders have such knowledge and experience in financial matters, either alone or with their professional advisors, that they are capable of evaluating the merits and risks of the investment in the WCI Stock.

                      (b) Each is a resident of the State of Utah.

                      (c) Each of the Shareholders has had access to such information relating to WCI as he feels is reasonably necessary to make an informed investment decision with respect to the WCI Stock.

                      (d) Each of the Shareholders has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain additional information that WCI possesses or can obtain without unreasonable effort or expense that is necessary to verify the accuracy of the information provided.

                      (e) Each of the Shareholders is acquiring the WCI Stock pursuant to this Agreement for its own account, not as a nominee or agent. No one else has any interest, beneficial or otherwise, in any of the WCI Stock.

                      (f) Each of the Shareholders is able to bear the economic risk of such an investment in the WCI Stock, are aware that they must be prepared to hold such WCI Stock for an indefinite period and are aware that the shares of the WCI Stock have not been registered under the Act, or registered or qualified under the California Corporate Securities Law of 1968, as amended, or any other securities law, on the ground, among others, that no unregistered distribution or public offering of the WCI Stock is to be effected and that the shares of the WCI Stock are being issued by WCI without any public offering within the meaning of section 4(2) of the Act.

                      (g) Without in any way limiting the representations herein, each of the

        Shareholders further agrees that he shall not encumber, pledge, hypothecate, sell, transfer, assign or otherwise dispose of, or receive any consideration for, any shares of the WCI Stock or any interest in them, unless and until prior to any proposed encumbrance, pledge, hypothecation, sale, transfer, assignment or other disposition, (i) a registration statement on Form S-1 or S-3 (or any other form appropriate for the purpose or replacing such form) under the Act with respect to the shares proposed to be transferred or otherwise disposed of shall be then effective (ii)(a) he shall have furnished WCI with a detailed statement of the circumstances of the proposed disposition, and (b) he or she shall have furnished WCI with an opinion of counsel or no-action letter issued by the Staff of the Securities and Exchange Commission ("SEC") (obtained at the Shareholder's expense) in form and substance satisfactory to WCI to the effect that such disposition will not require registration of any such WCI Stock under the Act or qualification of any such shares under any other securities law; or (iii) Rule 144 is available with respect to such transaction.

                      (h) Each of the Shareholders understands and agrees that each certificate or other instrument representing the WCI Stock will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) which legend restricts the sale, transfer or other disposition of the WCI Stock otherwise than in accordance with Section 3.29(g) of this Agreement provided, however, that WCI shall, on the request of any of the Shareholders, cause such legends to be removed from the certificates or other instrument evidencing the WCI Stock if such Shareholder has held such WCI Stock for the period contemplated by Rule 144(k) under the Act and if such Shareholder is not then and has not been during the three months preceding such request an affiliate of WCI (as defined in Rule 144 under the Act).

                      (i) Each of the Shareholders understands and agrees that the WCI Stock will be "restricted securities" as that term is defined in Rule 144 under the Act and, accordingly, that the WCI Stock must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.

                      (j) The Shareholders agree to be bound with respect to the Shares by any "lock up" provisions to which the executive officers and directors of WCI are also bound as may be requested by any underwriters of any offering of WCI Stock or securities convertible into WCI Stock.

        4.     REPRESENTATIONS AND WARRANTIES OF WCI AND BUYER

        WCI and Buyer, jointly and severally, represent and warrant to Seller and each Shareholder that each of the following representations and warranties is true as of the Closing Date, and agree that such representations and warranties shall survive the Closing:

               4.1. Existence and Good Standing. WCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to transact business as a foreign corporation in the State of Utah.

               4.2. No Contractual Restrictions. No provisions exist in any article, document or instrument to which WCI is a party or by which it is bound which would be violated by consummation of the transactions contemplated by this Agreement.

               4.3. Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by WCI and, subject to the due authorization, execution and delivery by the Corporation and the Shareholders, constitutes a legal, valid and binding obligation of WCI. WCI has full corporate power, legal right and corporate authority to enter into and perform its obligations under this Agreement and to carry on its business as presently conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof do not and will not, after the giving of notice, or the lapse of time or otherwise: (a) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to WCI; (b) conflict with any of the provisions of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of WCI; or (c) conflict with, result in a breach of or constitute a default under any material agreement or instrument to which WCI is a party or by which it is bound.

               4.4. Status of Shares. The Shares delivered to the Shareholders at the Closing are duly authorized and delivered shares of WCI, and shall be fully paid and nonassessable.

               4.5. No Misleading Statements. The representations and warranties of WCI contained in this Agreement, the Exhibits and Schedules hereto and all other documents and information furnished to the Shareholders pursuant hereto are materially complete and accurate, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading as of the Closing Date.

        5.     CLOSING DELIVERIES

        At the Closing or at the time otherwise indicated, the respective parties shall make the deliveries indicated:

               5.1.   WCI's and Buyer's Deliveries.

                      (a) WCI shall deliver the Purchase Price required to be delivered on the Closing Date pursuant to Section 1.5; and

                      (b) WCI shall deliver to the Shareholders certificates for the Shares.

               5.2.   Seller's Deliveries.

                      (a) Seller shall deliver to Buyer (and/or its designee) an executed bill of sale and other instruments of transfer and conveyance for the full and complete transfer, conveyance, assignment and delivery to Buyer on the Closing Date of all of Seller's right, title and interest in and to all of the Assets, accompanied by all third party consents required with respect thereto, including, without limitation, written evidence of the release of the liens and encumbrances with respect to the Assets;

                      (b) Seller shall deliver to Buyer an executed assignment or transfer of the Assumed Contracts and Governmental Permits accompanied by all third party consents required with respect thereto;

                      (c) Seller shall deliver to Buyer (and/or its designee) all motor vehicle registrations and ownership documents for the motor vehicles being acquired by Seller;

                      (d) Seller shall deliver to Buyer an opinion of counsel for Seller, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.2(d);

                      (e) Seller shall provide evidence satisfactory to Buyer of compliance with Utah's Bulk Sales Law, if applicable; and

                      (f) Seller shall execute and deliver such other documents and instruments as are reasonably requested by WCI or Buyer in order to consummate the transactions contemplated by this Agreement.

        6.     ADDITIONAL COVENANTS OF WCI, BUYER, AND SELLER

               6.1. Confidentiality. Seller shall not disclose or make any public announcements of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of WCI, unless required to make such disclosure or announcement by law, in which event the party making the disclosure or announcement shall notify WCI at least 24 hours before such disclosure or announcement is expected to be made.

               6.2. Brokers and Finders Fees. Each party shall pay and be responsible for any broker's, finder's or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

               6.3. Consents. Seller shall use reasonable commercial efforts to obtain the consent of any party whose consent is required to complete the transaction contemplated by this Agreement, including without limitation (if applicable) each party to any contract relating to the Assets, each municipality or other jurisdiction that has granted a franchise to the Seller and each jurisdiction issuing or granting any other Governmental Permit, shall have consented to such transactions, and every other Required Governmental Consent shall have been obtained prior to the Closing Date. Buyer shall be under no obligation to agree to any condition imposed by any party granting any such consent. The refusal of any third party to consent to any part of this transaction shall not be a breach of any obligation, warranty or representation of Seller.

               6.4. Access to Financial Statements and Records. For five years from the Closing Date, if necessary for Buyers to obtain financing, Seller shall allow Buyer or Buyer's designee to read and audit Seller's financial and accounting records for the period of January 1, 1995, through the Closing Date. Buyer shall assume any costs of such audit.

        7.     INDEMNIFICATION

               7.1. Indemnity by Seller, the Shareholders. Subject to Section 6.2, Seller and the Shareholders covenant and agree that they will, jointly and severally, indemnify and hold harmless WCI and Buyer and their respective directors, officers and agents and their respective successors and assigns (collectively the "INDEMNITEES"), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs, expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation), expenditures, including, without limitation, any "ENVIRONMENTAL SITE LOSSES" (as such term is hereinafter defined) identified by a Indemnitee with respect to each of the following contingencies until the expiration of the applicable statute of limitations (all, the "INDEMNITY EVENTS"):

                      (a) Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller or the Shareholders pursuant to the terms of this Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to WCI or Buyer pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or a warranty, WCI or Buyer relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

                      (b) The design, development, construction or operation of any "ENVIRONMENTAL SITE" as hereinafter defined, or the installation or operation of an Underground Storage Tank ("UST") during any period on or prior to the Closing Date. As used in this Agreement, "Environmental Site" shall mean any facility, any UST and any other waste storage, processing, treatment or disposal facility, and any other business site or any other real property owned, leased, controlled or operated by Seller or the Shareholders or by any predecessor thereof on or prior to the Closing Date and used in the Business, provided however, as to activities of such predecessors, only to the extent that Seller or the Shareholders had knowledge of such activities. As used in this Agreement, "ENVIRONMENTAL SITE LOSSES" shall mean any and all losses, damages (including exemplary damages and penalties), liabilities, claims, deficiencies, costs, expenses, and expenditures (including, without limitation, expenses in connection with site evaluations, risk assessments and feasibility studies) arising out of or required by an interim or final judicial or administrative decree, judgment, injunction, mandate, interim or final permit condition or restriction, cease and desist order, abatement order, compliance order, consent order, clean-up order, exhumation order, reclamation order or any other remedial action that is required to be undertaken under federal, state or local law in respect of operating activities on or affecting any facility, any UST or any other Environmental Site, including, but not limited to (x) any actual or alleged violation of any law or regulation respecting the protection of the environment, including, but not limited to, RCRA and CERCLA or any other law or regulation respecting the protection of the air, water and land and (y) any remedies or violations, whether by a private or public action, alleged or sought to be assessed as a consequence, directly or indirectly, of any "RELEASE" (as defined below) of pollutants (including odors) or Hazardous Substances from any facility, any UST or any other Environmental Site resulting from activities thereat, whether such Release is into the air, water (including groundwater) or land and whether such Release arose before, during or after the Closing Date. The term "Release" as used herein means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the ambient environment.

                      (c) All actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incident to any of the foregoing.

               7.2. Limitations on Seller's and the Shareholders' Indemnities. The maximum amount which the Indemnitees can recover as a result of one or more Indemnity Events pursuant to the provisions hereof for Claims shall not in the aggregate exceed the Purchase Price.

               7.3.   Notice of Indemnity Claim.

                      (a) In the event that any claim ("CLAIM") is hereafter asserted against or arises with respect to any Indemnitee as to which such Indemnitee may be entitled to indemnification hereunder, Indemnitee shall notify Seller and the Shareholders (collectively, the "INDEMNIFYING PARTY") in writing thereof (the "CLAIMS NOTICE") within 60 days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee, (ii) receipt by such Indemnitee of written notice of any third party claim pursuant to an invoice, notice of claim or assessment, against such Indemnitee, or
        (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant). The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

                      (b) The Indemnifying Party may elect to defend any Claim for money damages where the cumulative total of all Claims (including such Claims) do not exceed the limit set forth in Section 6.2 at the time the Claim is made, by the Indemnifying Party's own counsel; provided, however, the Indemnifying Party may assume and undertake the defense of such a third party Claim only upon written agreement by the Indemnifying Party that the Indemnifying Party is obligated to fully indemnify Indemnitee with respect to such action. Indemnitee may participate, at WCI's Indemnitee's own expense, in the defense of any Claim assumed by the Indemnifying Party. Without the written approval of Indemnitee, which approval shall not be unreasonably withheld, the Indemnifying Party shall not agree to any compromise of a Claim defended by the Indemnifying Party.

                      (c) If, within 30 days of the Indemnifying Party's receipt of a Claims Notice, the Indemnifying Party shall not have provided the written agreement required by Section 6.3(b) and elected to defend the Claims, Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys' fees, shall be added to the Claim. The Indemnifying Party shall promptly, and in any event within 30 days reimburse Indemnitee for the costs of defending the Claim, including attorneys' fees and expenses.

                      (d) The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 6.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder but only to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

                      (e) In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnitee, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

               7.4. Survival of Representations, Warranties and Agreements. The representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement (the "REPRESENTATIONS AND WARRANTIES") and the liability of the party making such Representations and Warranties for breaches thereof shall survive the consummation of the transactions contemplated hereby. The parties hereto in executing and delivering and in carrying out the provisions of this Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any persons other than as specifically set forth herein or therein.

               7.5. No Exhaustion of Remedies or Subrogation; Right of Set Off. Seller and the Shareholders waive any right to require any Indemnitee to (i) proceed against any other person or (iii) pursue any other remedy whatsoever in the power of any Indemnitee. Buyer may, but shall not be obligated to, set off against any and all payments due Seller under this Agreement or any other agreement between the parties, any amount to which WCI, Buyer or any other Indemnitee is entitled to be indemnified hereunder with respect to any Indemnity Event. Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnities may have against Seller and the Shareholders or their successors.

        8.     OTHER POST-CLOSING COVENANTS OF SELLER, THE
               SHAREHOLDERS, WCI AND BUYER

               8.1. Restrictive Covenants. Seller, the Shareholders, the Shareholders' and Affiliates acknowledge that (i) WCI and Buyer, as the purchasers of the Assets (including the goodwill of the Business), are and will be engaged in the same business as the Business; (ii) Seller, the Shareholders, the their Affiliates are intimately familiar with the Business; (iii) the Business is currently conducted in the State of Utah and WCI and Buyer, directly and indirectly through their Affiliates, currently conduct business in Utah and intend, by acquisition or otherwise, to expand the Business into other geographic areas of Utah where it is not presently conducted; (iv) Seller, the Shareholders, and their Affiliates have had access to trade secrets of, and confidential information concerning, the Business; (v) the agreements and covenants contained in this Section 7.1 are essential to protect the Business and the goodwill being acquired; and (vi) Seller, the Shareholders, and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Business and the provisions of this Section 7 will not impair such ability. Seller and the Shareholders covenant and agree as set forth in (a), (b) and (c) below with respect to the Business:

                      (a) Non-Compete. For a period commencing on the Closing Date and terminating five years thereafter (the "RESTRICTED PERIOD"), Seller, the Shareholders, and their Affiliates shall not, anywhere in the Cities of Levan, Mona, Santaquin, Rocky Ridge or Moab, Utah, or in the Counties of Salt Lake, Utah or Tuab, Utah, directly or indirectly, acting individually or as the owners, shareholders, partners, or employees of any entity, (i) engage in the operation of a solid waste collection, transporting, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; (ii) enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business engaged in such activities; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, officer, director, principal, agent, trustee or lender; provided, however, that any of Seller or the Shareholders may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided none of Seller or the Shareholders is a controlling person of, or member of a group which controls, such business and further provided that Seller and Shareholders do not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business.

                      (b) Confidential Information. During the Restricted Period and thereafter, Seller, the Shareholders and their Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, all data and information relating to the Business ("CONFIDENTIAL INFORMATION"), including without limitation, the existence of and terms of this Agreement, know-how, trade secrets, customer lists, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding practices and policies, product development techniques or plans, and technical processes; provided, however, that the term "Confidential Information" shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by Seller or any of the Shareholders, or (ii) is general knowledge in the solid waste handling and landfill business and not specifically related to the Business.

                      (c) Property of the Business. All memoranda, notes, lists, records and other documents or papers (and all copies thereof) relating to the Business, including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Seller or made available to Seller relating to the Business (other than those relating to the Excluded Assets and the Excluded Liabilities), but excluding any materials maintained by any attorneys for Seller prior to the Closing, are and shall be the property of WCI or Buyer and have been delivered or will be delivered or made available to WCI or Buyer at the Closing.

                      (d) Non-Solicitation. Without the consent of WCI, which may be granted or withheld by WCI in its discretion, Seller, the Shareholders and their Affiliates shall not, during the Restricted Period, solicit any employees of WCI, Buyer or their Affiliates to leave the employ of WCI, Buyer or their Affiliates and join Seller, any of Shareholders or Affiliate in any business endeavor owned or pursued by any of them.

                      (e) No Disparagement. From and after the Closing Date, none of Seller nor the Shareholders shall, in any way to any customer or employee of the Business or Buyer, denigrate or derogate WCI, Buyer or any of their subsidiaries, or any officer, director or employee, or any product or service or procedure of any such company whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which are learned by Seller or the Shareholders from and after the date hereof or on acts or omissions which occur from and after the date hereof, or otherwise.

        A statement shall be deemed denigrating or derogatory to any person if it adversely affects the regard or esteem in which such person or entity is held by such person. Without limiting the generality of the foregoing, none of Seller nor the Shareholders shall, directly or indirectly in any way in respect of any such company or any such directors or officers, communicate with, or take any action which is adverse to the position of any such company with any customer or employee of the Business or Buyer. This paragraph does not apply to the extent that testimony is required by legal process, provided that WCI has received not less than five days' prior written notice of such proposed testimony, or such lesser actual notice as Seller or any Shareholder or Shareholder shall have.

               8.2. Rights and Remedies Upon Breach. If Seller, the Shareholders or any Affiliate breaches, or threatens to commit a breach of, any of the provisions of Section 7.1(a), (b) or (d) herein (the "RESTRICTIVE COVENANTS"), WCI and Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

                      (a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCI and Buyer and that money damages would not provide an adequate remedy to Buyer. Accordingly, in addition to any other rights or remedies, WCI and Buyer shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain Seller and the Shareholders from any violation thereof.

                      (b) Accounting. The right and remedy to require Seller and the Shareholders to account for and pay over to WCI or Buyer all compensation, profits, monies, accruals, increments or other benefits derived or received by Seller or the Shareholders as the result of any transactions constituting a breach of the Restrictive Covenants.

                      (c) Severability of Covenants. Seller and Shareholders acknowledge and agree that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                      (d) Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

                      (e) Enforceability in Jurisdiction. WCI, Buyer, Seller and Shareholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of WCI, Buyer, Seller and Shareholders that such determination not bar or in any way affect Buyer's right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        9.     GENERAL

               9.1. Additional Conveyances. Following the Closing, Seller and Buyer shall each deliver or cause to be delivered at such times and places as shall be reasonably agreed upon such additional instruments as Buyer or Seller may reasonably request for the purpose of carrying out this Agreement. Seller will cooperate with WCI and Buyer on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings or disputes of any nature with respect to matters pertaining to all periods prior to the date of this Agreement.

               9.2. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of WCI, Buyer and Seller and the heirs, legal representatives or assigns of the Shareholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement. Buyer may assign some or all of its rights hereunder to another Affiliate of WCI.

               9.3. Public Announcements. Except as required by law, Seller shall not make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of WCI.

               9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

               9.5. Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by air courier service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or one business day following deposit with an air courier service:

               If to Seller:       Jay Mecham, Robert Lopez or Karl Bankowski?
                                   [ADDRESS]


             With a copy to:       [SELLER'S COUNSEL AND ADDRESS]


                If to Buyer:       Waste Connections, Inc.
                                   2260 Douglas Boulevard, Suite 280
                                   Roseville, California 95661
                                   Attention:  Ronald J. Mittelstaedt

             With a copy to:       Robert D. Evans, Esq.
                                   Shartsis, Friese & Ginsburg LLP
                                   One Maritime Plaza, 18th Floor
                                   San Francisco, California 94111

               9.6. Attorneys' Fees. In the event of any dispute or controversy between WCI or Buyer on the one hand and Seller or Shareholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

               9.7. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws provisions.

               9.8. Payment of Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder.

               9.9. Incorporation by Reference. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

               9.10. Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

               9.11. Number and Gender of Words. Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

               9.12. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire Agreement and understanding between Seller, the Shareholders, WCI and Buyer and supersedes any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by Seller, the Shareholders, WCI and Buyer acting through their officers, thereunto duly authorized.

               9.13. Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

               9.14. Construction. The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party. Unless expressly set forth otherwise, all references herein to a "day" are deemed to be a reference to a calendar day. All references to "business day" mean any day of the year other than a Saturday, Sunday or a public or bank holiday in California or Utah. Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.

        IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement by persons thereunto duly authorized as of the date first above written.


                              SELLER:   COUNTRY GARBAGE SERVICE INC.


                                        ----------------------------------------
                                               Jay Mecham, President


                        SHAREHOLDERS:


                                        ----------------------------------------
                                                     Jay Mecham



                                        ----------------------------------------
                                                   Karl Bankowski



                                        ----------------------------------------
                                                    Robert Lopez


                                 WCI:   WASTE CONNECTIONS, INC.


                                        By:
                                           -------------------------------------
                                           Ronald J. Mittelstaedt
                                           President


                               BUYER:   WASTE CONNECTIONS OF UTAH, INC.


                                        By:
                                           -------------------------------------
                                           Ronald J. Mittelstaedt
                                           President